Exhibit 99.1

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth Financial Corporation	Edward J. Lipkus III, Executive Vice President and Chief Financial Officer
First Commonwealth Financial Corporation
DATE:	July 19, 2007	(724) 349-7220

First Commonwealth Announces Second Quarter 2007 Financial Results

Indiana, PA., July 19, 2007 - First Commonwealth Financial Corporation (NYSE: FCF), the holding company for First Commonwealth Bank, announced today the financial results for the second quarter ended June 30, 2007.

Second Quarter Results

First Commonwealth reported second quarter 2007 net income of $11.5 million or $0.16 per diluted share compared to $12.2 million or $0.17 per diluted share in the same period last year. The decrease in net income was due to a decline in net interest income, higher non-interest expense partly offset by a lower loan loss provision and an increase in non-interest income. The return on average equity and average assets was 8.00% and .79%, respectively, compared to 9.39% and .83% for the prior year period.

Significant developments during the second quarter include:

•	On May 15, 2007, First Commonwealth announced a share repurchase plan of up to one million shares. At June 30, 2007, 268 thousand shares were repurchased at an average share price of $11.20.

•	Opening of a new branch office in Gibsonia, PA.

•

Non-accrual loans increased $35.0 million primarily due to a $30.0 million dollar commercial credit relationship that, as previously disclosed, has been closely monitored since the second quarter of 2006. Additionally, there has been further deterioration in a portfolio of loans purchased from Equipment Finance LLC (“EFI”), a division of Sterling Financial Corporation of Lancaster, Pennsylvania (“Sterling”). (See further discussion under “Credit Quality.”)

•

Net interest margin remained unchanged compared to second quarter of 2006. The reversal of $548 thousand of interest and fees on the aforementioned $30 million non-accrual loan negatively impacted net interest margin by 5 basis points.

•

Gerard (Jerry) M. Thomchick submitted his resignation as Senior Executive Vice President and Chief Operating Officer of First Commonwealth and President, Chief Executive Officer and Director of First Commonwealth Bank. John J. Dolan, President and Chief Executive Officer of First Commonwealth, assumed Mr. Thomchick’s duties until a qualified replacement is identified. First Commonwealth recorded a one time separation charge of $299 thousand in connection with this resignation.

Year to Date Results

First Commonwealth reported year to date net income of $22.4 million or $0.31 per diluted share compared to $25.2 million or $0.36 per diluted share in the same period last year. The decrease in net income was due to a decline in net interest income, higher non-interest expense partly offset by an increase in non-interest income. The return on average equity and average assets was 7.82% and .77%, respectively, compared to 9.67% and .85% for the prior year period.

President and CEO’s comments:

John J. Dolan, President and Chief Executive Officer stated, “We continue to implement our strategic initiatives to position First Commonwealth as the financial services organization of First Choice in our marketplace. This plan focuses on revenue growth and the long term value to our shareholders.

A rapid resolution of credit quality issues and finding the appropriate individual to fill the bank president position will also be priorities to help us achieve long-term success.

We have repurchased approximately 268 thousand of the one million common shares authorized to be repurchased through June 30, 2007. In the current environment, we believe targeted repurchases of First Commonwealth’s common shares represent an attractive use of shareholders’ capital.”

Net Interest Income and Margin

Net interest income for the second quarter of 2007 decreased $1.5 million, or 3.5%, to $39.8 million from $41.3 million in the second quarter of 2006. The decrease in net interest income was primarily from the on-going balance sheet positioning strategy of limiting the reinvestment of investment securities proceeds and reducing borrowings. This strategy should continue in response to the inverted and flat yield curve environment, but could change as the yield curve becomes steeper. Net interest margin (net interest income as a percentage of average earning assets on a fully tax-equivalent basis) for the second quarter 2007 remained unchanged at 3.31%,

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compared with the corresponding period last year. Average investment securities decreased $200.9 million, or 11.3%, and average borrowings declined $537.9 million, or 39.0%, in the second quarter of 2007 compared to the same period in 2006.

Net interest margin increased 3 basis points for the six months ended June 30, 2007 compared to the prior year period. This improvement was due to the balance sheet positioning strategy described above. Net interest margin was negatively impacted 2 basis points due to the reversal of $548 thousand of interest and fees on the aforementioned $30 million non-accrual loan.

Non-Interest Income

Non-interest income for the second quarter of 2007 increased $1.3 million, or 12.1%, to $12.4 million from $11.1 million in the second quarter of 2006. This increase is mainly attributable to de-novo branch growth and the acquisition of Laurel Savings Bank (“Laurel”) in August 2006.

Service charges on deposit accounts increased $373 thousand or 9.0% and card related interchange income increased $243 thousand or 17.5% due to a larger customer base, higher volume and changes in fee structures. Insurance commissions increased $262 thousand or 44.0% due to higher sales while income from bank owned life insurance increased $106 thousand or 7.5% mainly due to additional policies acquired in connection with the Laurel acquisition. Included in other operating income is a $550 thousand gain from the sale of First Commonwealth’s municipal bond servicing business. This business generated annual net trust income of approximately $100 thousand.

For the six months ended June 30, 2007, non-interest income increased $2.5 million or 11.5% mainly due to the reasons noted above for the three month period ended June 30, 2007.

Non-Interest Expense

Total non-interest expense for the second quarter of 2007 increased $3.7 million, or 11.0%, to $36.9 million from $33.2 million in the corresponding quarter last year. Salaries and benefits increased $1.4 million or 7.9% due to the opening of de-novo branches, the Laurel acquisition, and normal salary increases. Net occupancy expenses increased $613 thousand or 22.0% due to branch expansion and building repairs and maintenance. The $304 thousand increase in intangible amortization expense was a result of the Laurel acquisition. Other operating expense increased $1.2 million or 17.2% mainly due to costs associated with strategic marketing initiatives and other professional fees.

Non-interest expense increased $5.8 million or 8.5% for the six months ended June 30, 2007 compared to the prior year period primarily due to the same reasons noted above for the three months ended June 30, 2007. In addition, during the first three months of 2007, a $746 thousand expense was recorded under a separation agreement with Joseph E. O’Dell, First Commonwealth’s former President and CEO.

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Income Tax

Income tax expense decreased $1.2 million for the second quarter of 2007 compared to the same period in 2006. First Commonwealth’s effective tax rate was 11.2% in the second quarter of 2007 compared to 17.6% in the same period in 2006. Nontaxable income and tax credits had a larger impact on the effective tax rate in 2007 due to a $1.9 million decline in pretax income compared to the second quarter of 2006.

For the six months ended June 30, 2007, income tax expense decreased $2.4 million compared to the same period in 2006. The effective tax rate was 10.0% for the first six months of 2007 compared to 16.3% for the same period in 2006 for the same reason described above.

Credit Quality and Provision for Credit Losses

For the three months ended June 30, 2007, non-accrual loans increased $35.0 million primarily due to the reclassification of a $30.0 million dollar commercial credit relationship that has been monitored since the second quarter of 2006 when management disclosed that this credit had experienced deterioration. This credit relationship was previously classified as substandard and management had set aside adequate reserves to cover expected losses. Therefore, this classification did not result in an additional provision for loan loss expense for the second quarter of 2007. However, interest income and fees of approximately $548 thousand were reversed to reflect this reclassification. In 2006, First Commonwealth purchased $7.0 million in loans from Equipment Finance LLC (“EFI”); a division of Sterling Financial Corporation of Lancaster, Pennsylvania (“Sterling”). EFI provides commercial financing for the soft pulp logging and land-clearing industries, primarily in the southeastern United States. On April 19, 2007, Sterling announced that it had commenced an investigation into financial irregularities related to certain financing contracts at EFI. Presently, First Commonwealth is working with both Sterling and EFI to determine which loans are affected by these irregularities. At June 30, 2007, the balance in this portfolio was $6.2 million. First Commonwealth has classified $2.4 million of this portfolio as non-accrual because these loans are 90 days or more past due and has allocated reserves for expected losses.

Loans past due in excess of 90 days and still accruing decreased $2.1 million or 13.0% to $13.9 million compared to June 30, 2006. Net credit losses for the second quarter of 2007 decreased $1.5 million compared to the same period in 2006.

The provision for credit losses for the second quarter of 2007 decreased $1.9 million to $2.4 million from the $4.3 million reported in the second quarter of 2006. The provision was higher in 2006 primarily due to the large commercial credit discussed above that experienced deterioration during the second quarter in 2006. The provision for the three months ended June 30, 2007 exceeded net credit losses by $589 thousand.

First Commonwealth is not a participant or underwriter in the sub-prime mortgage loan marketplace and therefore does not have any exposure to sub-prime mortgage loans in its loan or investment portfolio.

Management believes that the allowance for credit losses is at a level deemed sufficient to absorb losses inherent in the loan portfolio at June 30, 2007.

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About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $5.7 billion bank holding company headquartered in Indiana, Pennsylvania. It operates 111 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategic initiatives on First Commonwealth’s future financial performance, the adequacy of First Commonwealth’s allowance for credit losses and the effect of the interest rate environment on First Commonwealth’s future investment activities. Forward-looking statements describe First Commonwealth’s future plans, strategies and expectations and are based on assumptions and involve risks and uncertainties, many of which are beyond the control of First Commonwealth and which may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements speak only as of the date they are made. Such risks and uncertainties include among other things:

•	Adverse changes in the economy or business conditions, either nationally or in First Commonwealth’s market areas could increase credit-related losses and expenses and/or limit growth.

•	Increases in defaults by borrowers and other delinquencies could result in increases in First Commonwealth’s provision for losses on loans and related expenses.

•	Fluctuations in interest rates and market prices could reduce net interest margin and asset valuations and increase expenses.

•	Changes in legislative or regulatory requirements applicable to First Commonwealth and its subsidiaries could increase costs, limit certain operations and adversely affect results of operations.

•	Other risks and uncertainties described in First Commonwealth’s reports filed with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

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FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
	(dollars in thousands, except share data)
Interest Income
Interest and fees on loans	$62,813	$60,487	$126,726	$118,801
Interest and dividends on investments:
Taxable interest	14,889	17,166	31,034	34,751
Interest exempt from Federal income taxes	3,427	3,230	6,798	6,449
Dividends	720	787	1,453	1,390
Interest on Federal funds sold	2	13	26	59
Interest on bank deposits	10	10	21	24

Total interest income	81,861	81,693	166,058	161,474
Interest Expense
Interest on deposits	32,872	25,182	64,457	48,566
Interest on short-term borrowings	2,700	6,622	7,646	12,986
Interest on subordinated debentures	2,123	2,097	4,240	4,151
Interest on other long-term debt	4,327	6,499	8,625	13,031

Total interest on long-term debt	6,450	8,596	12,865	17,182

Total interest expense	42,022	40,400	84,968	78,734

Net Interest Income	39,839	41,293	81,090	82,740
Provision for credit losses	2,415	4,298	5,394	5,206

Net Interest Income after provision for credit losses	37,424	36,995	75,696	77,534
Non-Interest Income
Net securities gains	150	19	755	82
Trust income	1,518	1,481	2,936	2,875
Service charges on deposit accounts	4,517	4,144	8,682	8,013
Insurance commissions	857	595	1,587	1,314
Income from bank owned life insurance	1,520	1,414	3,010	2,789
Card related interchange income	1,634	1,391	3,119	2,689
Other operating income	2,205	2,022	3,738	3,600

Total non-interest income	12,401	11,066	23,827	21,362
Non-Interest Expense
Salaries and employee benefits	18,588	17,235	38,872	36,592
Net occupancy expense	3,398	2,785	6,751	6,187
Furniture and equipment expense	2,914	2,915	5,631	5,682
Advertising expense	340	349	1,435	692
Data processing expense	925	820	1,879	1,615
Pennsylvania shares tax expense	1,415	1,358	2,884	2,708
Intangible amortization	870	566	1,740	1,131
Other operating expenses	8,433	7,194	15,460	14,208

Total non-interest expense	36,883	33,222	74,652	68,815

Income before income taxes	12,942	14,839	24,871	30,081
Applicable income taxes	1,454	2,613	2,488	4,917

Net Income	$11,488	$12,226	$22,383	$25,164

Average Shares Outstanding	73,180,532	69,653,432	73,147,362	69,562,078
Average Shares Outstanding Assuming Dilution	73,314,997	70,037,609	73,342,684	69,978,210
Per Share Data:
Basic Earnings Per Share	$0.16	$0.18	$0.31	$0.36
Diluted Earnings Per Share	$0.16	$0.17	$0.31	$0.36
Cash Dividends Declared per Common Share	$0.17	$0.17	$0.34	$0.34

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

	June 30, 2007	December 31, 2006
	(dollars in thousands, except share data)
Assets
Cash and due from banks	$92,407	$95,134
Interest-bearing bank deposits	1,310	985
Securities available for sale, at market value	1,451,019	1,644,690
Securities held to maturity, at amortized cost, (Market value $77,053 in 2007 and $80,156 in 2006)	76,366	78,501
Loans:
Portfolio loans	3,674,725	3,783,874
Unearned income	(37)	(57)
Allowance for credit losses	(43,968)	(42,648)

Net loans	3,630,720	3,741,169
Premises and equipment, net	70,567	68,901
Other real estate owned	1,241	1,507
Goodwill	160,755	160,366
Amortizing intangibles, net	15,129	16,869
Other assets	235,674	235,794

Total assets	$5,735,188	$6,043,916

Liabilities
Deposits (all domestic):
Noninterest-bearing	$530,063	$522,451
Interest-bearing	3,877,708	3,803,989

Total deposits	4,407,771	4,326,440
Short-term borrowings	147,346	500,014
Other liabilities	43,807	52,681
Subordinated debentures	108,250	108,250
Other long-term debt	467,856	485,170

Total long-term debt	576,106	593,420

Total liabilities	5,175,030	5,472,555
Shareholders’ Equity
Preferred stock, $1 par value per share, 3,000,000 shares authorized, none issued	0	0
Common stock, $1 par value per share, 100,000,000 shares authorized;
75,100,431 shares issued and 73,790,885 shares outstanding in 2007;
75,100,431 shares issued and 73,916,377 shares outstanding in 2006	75,100	75,100
Additional paid-in capital	207,553	208,313
Retained earnings	319,677	322,415
Accumulated other comprehensive loss, net	(15,417)	(7,914)
Treasury stock (1,309,546 and 1,184,054 shares at June 30, 2007 and December 31, 2006, respectively, at cost)	(16,155)	(14,953)
Unearned ESOP shares	(10,600)	(11,600)

Total shareholders’ equity	560,158	571,361

Total liabilities and shareholders’ equity	$5,735,188	$6,043,916

Book value per share	$7.59	$7.73
Market value per share	$10.92	$13.43

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

	Loans by Categories
	(dollars in thousands)
	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006
Commercial, financial, agricultural and other	$866,590	$854,843	$861,427	$831,040	$820,365
Real estate - construction	123,844	101,719	92,192	87,050	91,284
Real estate - residential	1,288,089	1,312,389	1,346,503	1,374,613	1,195,660
Real estate - commercial	899,669	914,389	935,635	948,914	980,347
Loans to individuals	496,228	519,711	547,253	575,948	594,886
Leases, net of unearned income	305	494	864	1,281	1,964

Gross loans and leases	3,674,725	3,703,545	3,783,874	3,818,846	3,684,506
Unearned income	(37)	(47)	(57)	(70)	(83)

Total loans and leases net of unearned income	$3,674,688	$3,703,498	$3,783,817	$3,818,776	$3,684,423

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

	Quarter To Date Average Balance Sheets and Net Interest Analysis at June 30,
	(dollars in thousands)
	2007			2006
	Average Balance	Income/ Expense	Yield or Rate (a)	Average Balance	Income/ Expense	Yield or Rate (a)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$557	$10	7.62%	$813	$10	5.10%
Tax-free investment securities	304,420	3,427	6.95%	281,696	3,230	7.08%
Taxable investment securities	1,278,179	15,609	4.90%	1,501,812	17,953	4.79%
Federal funds sold	74	2	5.30%	1,098	13	4.81%
Loans, net of unearned income (b)(c)(d)	3,692,625	62,813	7.03%	3,650,617	60,487	6.85%

Total interest-earning assets	5,275,855	81,861	6.51%	5,436,036	81,693	6.29%

Noninterest-earning assets:
Cash	84,120			76,139
Allowance for credit losses	(44,067)			(38,685)
Other assets	491,596			436,011

Total noninterest-earning assets	531,649			473,465

Total Assets	$5,807,504			$5,909,501

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (e)	$602,948	$2,705	1.80%	$580,267	$2,463	1.70%
Savings deposits (e)	1,132,360	6,474	2.29%	1,129,949	5,140	1.82%
Time deposits	2,106,084	23,693	4.51%	1,788,520	17,579	3.94%
Short-term borrowings	263,559	2,700	4.11%	594,735	6,622	4.47%
Long-term debt	577,178	6,450	4.48%	783,921	8,596	4.40%

Total interest-bearing liabilities	4,682,129	42,022	3.60%	4,877,392	40,400	3.32%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (e)	517,111			483,062
Other liabilities	32,335			26,941
Shareholders’ equity	575,929			522,106

Total noninterest-bearing funding sources	1,125,375			1,032,109

Total Liabilities and Shareholders’ Equity	$5,807,504			$5,909,501

Net Interest Income and Net Yield on Interest-Earning Assets		$39,839	3.31%		$41,293	3.31%

(a)	Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.

(b)	Average balance includes loans held for sale in 2006.

(c)	Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.

(d)	Loan income includes loan fees.

(e)	Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

	Year To Date Average Balance Sheets and Net Interest Analysis at June 30,
	(dollars in thousands)
	2007			2006
	Average Balance	Income/ Expense	Yield or Rate (a)	Average Balance	Income/ Expense	Yield or Rate (a)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$590	$21	7.17%	$926	$24	5.22%
Tax-free investment securities	302,235	6,798	6.98%	281,187	6,449	7.12%
Taxable investment securities	1,329,255	32,487	4.93%	1,537,970	36,141	4.74%
Federal funds sold	967	26	5.30%	2,622	59	4.59%
Loans, net of unearned income (b)(c)(d)	3,714,927	126,726	7.09%	3,650,784	118,801	6.77%

Total interest-earning assets	5,347,974	166,058	6.54%	5,473,489	161,474	6.21%

Noninterest-earning assets:
Cash	83,609			76,968
Allowance for credit losses	(43,696)			(39,479)
Other assets	488,804			431,393

Total noninterest-earning assets	528,717			468,882

Total Assets	$5,876,691			$5,942,371

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (e)	$592,811	$5,276	1.79%	$569,245	$4,376	1.55%
Savings deposits (e)	1,127,468	12,554	2.25%	1,154,828	10,122	1.77%
Time deposits	2,108,210	46,627	4.46%	1,781,022	34,068	3.86%
Short-term borrowings	350,367	7,646	4.40%	612,287	12,986	4.28%
Long-term debt	579,223	12,865	4.48%	790,405	17,182	4.38%

Total interest-bearing liabilities	4,758,079	84,968	3.60%	4,907,787	78,734	3.24%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (e)	510,332			481,904
Other liabilities	31,187			27,850
Shareholders’ equity	577,093			524,830

Total noninterest-bearing funding sources	1,118,612			1,034,584

Total Liabilities and Shareholders’ Equity	$5,876,691			$5,942,371

Net Interest Income and Net Yield on Interest-Earning Assets		$81,090	3.34%		$82,740	3.31%

(a)	Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.

(b)	Average balance includes loans held for sale in 2006.

(c)	Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.

(d)	Loan income includes loan fees.

(e)	Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

	Asset Quality Data
	(dollars in thousands)
	For the Six Months Ended June 30,
	2007	2006
Loans on non-accrual basis	$47,738	$14,785
Troubled debt restructured loans	154	166

Total nonperforming loans	$47,892	$14,951
Loans past due in excess of 90 days and still accruing	$13,858	$15,928
Loans outstanding at end of period (a)	$3,674,688	$3,684,423
Average loans outstanding (b)	$3,714,927	$3,650,784
Allowance for credit losses	$43,968	$39,020
Nonperforming loans as a percentage of total loans	1.30%	0.41%
Net credit losses	$4,074	$4,291
Reduction in allowance for credit losses due to transfer of credit to held for sale	$0	$1,387
Net credit losses as a percentage of average loans outstanding (annualized)	0.22%	0.31%
Allowance for credit losses as a percentage of average loans outstanding	1.18%	1.07%
Allowance for credit losses as a percentage of nonperforming loans	91.81%	260.99%
Other real estate owned	$1,241	$1,930

(a)	Includes loans held for sale of $4.4 million in 2006.

(b)	Includes average loans held for sale of $711 thousand in 2006.

	Profitability Ratios
	(dollars in thousands)
	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
Return on average assets	0.79%	0.83%	0.77%	0.85%
Return on average equity	8.00%	9.39%	7.82%	9.67%
Efficiency ratio (FTE) (c)	65.88%	59.36%	66.43%	61.84%
Fully tax equivalent adjustment	$3,745	$3,608	$7,460	$7,178

(c)	Efficiency ratio is “total non-interest expense” as a percentage of total revenue.

Total revenue consists of “net interest income, on a fully tax-equivalent basis,” plus “total non-interest income.”